Exhibit 10.1

PARKWAY PROPERTIES, INC.

2003 EQUITY INCENTIVE PLAN

Incentive Restricted Share Agreement

2009 FOCUS

Long-Term Equity Compensation Plan

February __, 2009

Dear ______:

We are pleased to notify you that the Committee under the Parkway Properties, Inc. 2003 Equity Incentive Plan as amended (the "Incentive Plan") has designated you as the recipient of a grant of Incentive Restricted Shares, as part of the Company’s 2009 FOCUS Long-Term Equity Compensation Plan.  This letter, once signed by you, will constitute your Incentive Restricted Share agreement.  The grant is subject to your entry into this agreement.

1.                  The number of Incentive Restricted Shares covered by the grant is _____, and the date of the grant is _________, 2009.

2.                  When a term defined in the Incentive Plan is used in this agreement, the definition given in the Incentive Plan will apply for the purposes of this agreement.

3.                  Your interest in the Incentive Restricted Shares is forfeitable and will become nonforfeitable only to the extent it is earned by the Company's achievement of the performance goals set out in paragraph 4 and then vested by your satisfaction of the service conditions set out in paragraph 5.

4.                  Portion of Grant Earned upon Achievement of Performance Goals.

        (a)                Adjusted FFO Goal.  Up to one‑half of the Incentive Restricted Shares covered by the grant may be earned on the basis of the Company's adjusted funds from operations ("Adjusted FFO") for 2009.  The threshold Adjusted FFO goal for 2009 is $____ per diluted share.  __________ of the grant will be earned for every ______ by which Adjusted FFO for 2009 exceeds $____ per diluted share but not to exceed $____ per diluted share.  Accordingly, one-half (50 percent) of the grant will be earned if Adjusted FFO for 2009 equals or exceeds $____ per diluted share.

        (b)               Strategic Objective Performance Goal.  Up to one‑half of the Incentive Restricted Shares covered by the grant may be earned on the basis of the Company's achievement of the following strategic objectives for 2009:

        ▪            20 percent of the grant will be earned based on the Company’s continued compliance with its long‑term debt financial covenants during 2009;

        ▪            20 percent of the grant will be earned if the total investment under the discretionary fund joint venture between the Company and the Teacher Retirement System of Texas is at least $____ million for the year ending December 31,2009; and

        ▪            10 percent of the grant will be earned if aggregate borrowings under the Company's line of credit do not exceed $___ million at December 31, 2009.

(c)                Unearned Portion of Grant.  You will automatically forfeit all interest in any portion of the grant that has not been earned pursuant to paragraph 4(a) or (b).

5.                  Service Condition.  The following schedule will determine your nonforfeitable ("vested") interest in any portion of the grant that is earned pursuant to paragraph 4(a) or (b) (the "earned portion of your grant"):

If you remain in the employ of the Company or a Subsidiary on the date below:	Your interest in the following percentage of the earned portion of your grant will become vested on that date:

January 9, 2010	25 percent
January 9, 2011	An additional 25 percent
January 9, 2012	An additional 25 percent
January 9, 2013	An additional 25 percent

            If your employment with the Company and its Subsidiaries terminates on or after January 9, 2010, and before January 9, 2013, by reason of your death or Permanent Disability, you will become vested on the date of the termination of your employment in the balance of the earned portion of your grant.

6.                  Definitions; Determinations by Committee.

          (a)                The Company’s funds from operations ("FFO") for a given year will be that reported to the public, measured in accordance with the definition of FFO adopted by the National Association of Real Estate Investment Trusts ("NAREIT"), as in effect on January 1, 2009.  The Company's Adjusted FFO for 2009 will be its FFO for the year, modified to eliminate the effect of certain accounting adjustments that the Compensation Committee determines do not reflect the economic results of operating real estate, currently including:  the amortization of above or below market leases, charges for impairment of value of real estate, expenses related to the early extinguishment of debt, the expense of original issue cost associated with redemption of preferred stock, and gain or loss on sales of real property.  The Compensation Committee may, in its sole discretion, elect to adjust FFO for other accounting items that arise during 2009 and that the Compensation Committee determines do not reflect the recurring results of operating real estate.

                        If NAREIT changes the definition of FFO, the Compensation Committee may, in its discretion, adopt the changed definition for the purposes of this agreement, provided that if the changed definition is adopted, the goal set out in paragraph 4(a) will be adjusted to the extent the Committee determines appropriate so that the goal is reasonably equivalent as related to the original and changed definitions of FFO.

          (b)               The Committee shall determine the Company's Adjusted FFO for 2009 only after completion of the audited financial statements for the Company for 2009 and shall certify its determination.  No portion of the grant shall be earned under paragraph 4(a) until the Committee has certified a determination that the Adjusted FFO for 2009 exceeds the threshold goal.

          (c)                If there is a change in the capital structure of the Company or merger or other event described in the first or last paragraph of Section 16 of the Incentive Plan, the Committee shall make appropriate adjustments to the goal set out in paragraph 4(a).

          (d)               The Committee shall also determine whether the Company has satisfied the strategic objectives set out in paragraph 4(b) and shall certify its determination.  No portion of the grant shall be earned under paragraph 4(b) unless and until the Committee has certified the satisfaction of one or more of the strategic objectives.

          (e)                The determinations of the Committee shall be final and binding on you, the Company, and any other interested party.

7.                  The period beginning on the date of grant during which your interest in an Incentive Restricted Share remains forfeitable is called the Restricted Period for that share.  During the Restricted Period with respect to an Incentive Restricted Share the Company will hold the certificate for that Incentive Restricted Share, and you may not assign or otherwise transfer that Incentive Restricted Share or any interest in that Incentive Restricted Share.  You may, however, vote the Incentive Restricted Share.  During the Restricted Period with respect to an Incentive Restricted Share, the Company will credit a bookkeeping account with dividend equivalents, which will be amounts equal to the dividends payable with respect to the Incentive Restricted Share, and the amount of those dividends will be payable only as provided in paragraph 8.

8.                  If your interest in any earned Incentive Restricted Shares becomes vested under paragraph 5, the Company will deliver a certificate for the number of Incentive Restricted Shares in which your interest becomes vested and pay the dividend equivalents credited to your account under paragraph 7 with respect to those Incentive Restricted Shares.  The Company will make the delivery and payment as soon as practicable after the later of (i) the vesting date specified in paragraph 5 for such Incentive Restricted Shares and (ii) the Committee's certification of its determination regarding the Company's satisfaction of the relevant performance goals, but in no event later than December 31 of the year in which the vesting date occurs.  Such delivery or payment will be made to you or, in the event of your death, to your estate or the person to whom your rights are transferred by will or under the laws of descent and distribution, subject to satisfaction of any federal, state, and local income and employment tax withholding obligation incurred by the Company.

9.                  The Company will deduct from any payment of dividend equivalents the amount of tax it is obliged to withhold with respect to the payment.  You or, in the event of your death, the person to whom Shares will be delivered may make provision for payment of any tax the Company is obliged to withhold in connection with the vesting of your interest or the delivery of the Shares, by making payment to the Company in cash or by authorizing the Company to retain a number of Shares having a Fair Market Value on the date the tax is to be determined equal to the amount of the withholding obligation.  The Company may elect in its discretion to retain Shares from the number deliverable, to satisfy its withholding obligation.

10.              The Company has provided you with a copy of the Incentive Plan, which describes certain terms, conditions, restrictions, and limits on the Incentive Restricted Shares granted to you.  In addition to being subject to the terms of this agreement, the grant to you is subject to the terms, conditions, restrictions, and limits set forth in the Incentive Plan, as if they were set forth in full in this agreement, including the following:

       (a)                If your employment with the Company and its Subsidiaries terminates for any reason before January 9, 2010, you will forfeit, as of the date of the termination of your employment, your interest in all Incentive Restricted Shares.

       (b)               You will forfeit any portion of the grant that is not earned pursuant to paragraph 4.

       (c)                You will forfeit any earned portion of the grant in which your interest does not vest under paragraph 5.

Upon a forfeiture, all interest in the affected Incentive Restricted Shares and in the dividend equivalents attributable to those Shares will automatically revert to the Company.

                                                PARKWAY PROPERTIES, INC.

                                                By __________________________________

                        By executing this agreement, I acknowledge receipt of a copy of the Parkway Properties, Inc. 2003 Equity Incentive Plan as amended and agree to be bound by the terms and conditions of the Incentive Plan and this agreement.  I also agree to follow any guidelines promulgated by the Company from time to time for the ownership and retention of shares by directors, officers, and executives, as applicable to me.

Date:  _____________, 2009                                                                             _____________________________________